UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SOLTA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2009

To our stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Solta Medical, Inc. The meeting will be held at our principal executive offices located at 25881 Industrial Boulevard, Hayward, California 94545 on Thursday, June 4, 2009, for the following purposes:

1. To elect three Class III directors, to serve a three-year term which will expire at the 2012 Annual Meeting of Stockholders or until such time as their respective successors have been duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The meeting will begin promptly at 9:00 a.m. local time, and check-in will begin at 8:30 a.m. local time. Only those who are Solta Medical common stockholders of record at the close of business on April 17, 2009 will be entitled to vote and to receive notice of the Annual Meeting and any postponements or adjournments thereof.

By order of the board of directors,

By:	/s/ Stephen J. Fanning
Stephen J. Fanning
Chairman, President and Chief Executive Officer

Hayward, California

May 4, 2009

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY. YOU MAY VOTE VIA THE INTERNET OR BY TELEPHONE, IN EACH CASE AS INSTRUCTED ON THE ENCLOSED PROXY CARD; OR, YOU MAY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN POSTAGE-PAID ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 4, 2009.

The Company’s Proxy Statement, form of proxy card and Annual Report on Form 10-K are available at http://phx.corporate-ir.net/phoenix.zhtml?c=178331&p=proxy.

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PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2009

The board of directors of Solta Medical, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2009 Annual Meeting of Stockholders to be held on Thursday, June 4, 2009, beginning at 9:00 a.m., local time, at our principal executive offices located at 25881 Industrial Boulevard, Hayward, California 94545, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we”, “our”, “Solta Medical” and our “Company” each refer to Solta Medical, Inc.; the term “proxy materials” means this proxy statement, the enclosed proxy card and our Annual Report, which you should read together with our Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission on March 31, 2009; and the term “Annual Meeting” means our 2009 Annual Meeting of Stockholders.

We are sending these proxy materials on or about May 4, 2009, to all stockholders of record at the close of business on April 17, 2009 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date which was April 17, 2009. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What is the purpose of the annual meeting?	At our meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will be available to respond to questions from stockholders.

Who is entitled to attend the meeting?

You are entitled to attend the meeting only if you were a Solta Medical stockholder (or joint holder) of record as of the close of business on April 17, 2009, or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:30 a.m., local time.

Who is entitled to vote at the meeting?	Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of the Annual Meeting and to vote at the meeting, and at any postponements or adjournments thereof.

How many shares must be present to conduct business?	The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock at the close of business on the Record Date will constitute a quorum. A quorum is required to conduct business at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What will be voted on at the meeting?

The items of business scheduled to be voted on at the meeting are as follows:

1.      the election of three nominees to serve as Class III directors on our board; and

2.      the ratification of the appointment of our independent registered public accounting firm for the 2009 fiscal year.

These proposals are described more fully below in this proxy statement. As of the date of this proxy statement, the only business that our board intends to present or knows of that others will present at the meeting is set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the board recommend that I vote?	Our board recommends that you vote your shares “FOR” the director nominees and “FOR” the ratification of independent registered public accounting firm for the 2009 fiscal year.

What shares can I vote at the meeting?	You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to Solta Medical or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Solta Medical stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope. In addition, if you are a stockholder of record, you may grant a proxy to vote your shares at the annual meeting by telephone, by calling 1 (800) PROXIES (1 (800) 776-9437) and following the simple recorded instructions, twenty-four hours a day, seven days a week, at any time prior to 11:59 p.m. on June 3, 2009, the day before the annual meeting. Alternatively, as a stockholder of record, you may vote via the Internet at any time prior to 11:59 p.m. on June 3, 2009, the day before the annual meeting, by going to http://www.voteproxy.com to create an electronic ballot. If you vote by telephone or the Internet, you will be required to provide the control number contained on your proxy card. If your shares are held in street name, your proxy card may contain instructions from your broker, bank or nominee that allow you to vote your shares using the Internet or by telephone. Please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name. The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.

How can I vote my shares in person at the meeting?	Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. The director nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as Class III directors. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of a director will not be voted with respect to the director, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of our independent registered public accounting firm, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or

“ABSTAIN” for this item of business. If you choose to “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific written instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the board (“FOR” our nominee to the board and “FOR” ratification of the independent registered public accounting firm, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What is a “broker non-vote”?	Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The election of directors and the ratification of the appointment of independent registered public accounting firm are considered routine matters. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” our nominees to the board and “FOR” ratification of the independent registered public accounting firm. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?	Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Stephen J. Fanning (a Director and our President and Chief Executive Officer) and John F. Glenn (our Chief Financial Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, the nominee for director is not available as a candidate, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our board.

Who will serve as inspector of election?	We expect a representative of American Stock Transfer & Trust Company, our transfer agent, to tabulate the votes and act as inspector of election at the meeting.

What should I do if I receive more than one proxy?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each Solta Medical proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who is paying the costs?	Your vote is being solicited on behalf of the board, and we will pay the costs associated with the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement.

How can I find out the results of the voting?	We intend to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009.

What is the deadline for proposing action or director candidates?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Solta Medical proxy statement for the annual meeting to be held in 2010, the written proposal must be received by our Corporate Secretary at our principal executive offices no later than January 4, 2010. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail next year’s proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the U.S. Securities and Exchange Commission (the “SEC”). Proposals should be addressed to:

Secretary

Solta Medical, Inc.

25881 Industrial Boulevard

Hayward, California 94545

Nomination of Director Candidates: If you wish to propose a director candidate for consideration by our board, your recommendation should include information required by our Bylaws and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. In addition, the stockholder must give submit the recommendation within the time period set forth above for Stockholder Proposals.

Copy of Bylaw Provisions: You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How can I obtain the Proxy Materials on the Internet?	This Proxy Statement, the form of proxy card and the Annual Report on Form 10-K are available at http://phx.corporate-ir.net/phoenix.zhtml?c=178331&p=proxy.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of April 17, 2009, except where otherwise noted, by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•

each of our executive officers named in the summary compensation table on page 25 (our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers);

•	each of our current directors; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole voting power, shared voting power, or investment power and includes any shares that the individual has the right to acquire within 60 days of April 17, 2009 through the exercise of any stock option or other right. The number and percentage of shares “beneficially owned” is computed on the basis of 47,758,823 shares of our common stock outstanding as of April 17, 2009. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by our principal stockholders or Schedules 13D and 13G filed with the SEC.

Shares of our common stock that a person has the right to acquire within 60 days of April 17, 2009 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and dispositive power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for whom an address is not otherwise provided is c/o Solta Medical, Inc., 25881 Industrial Boulevard, Hayward, California 94545.

Beneficial Owner	Number of Shares		Options Exercisable Within 60 Days	Approximate Percent Owned
5% Stockholders
Individuals and entities affiliated with Three Arch Capital, L.P.	6,582,733	(1)	—	13.8%
3200 Alpine Road
Portola Valley, CA 94028

Individuals and entities affiliated with Meritech Capital Partners	5,415,504	(2)	—	11.3%
245 Lytton Ave, Suite 350
Palo Alto, CA 94301

Individuals and entities affiliated with Delphi Ventures, L.P.	3,490,091	(3)	—	7.3%
3000 Sand Hill Road
Menlo Park, 94025

Named Executive Officers, Directors and Director Nominees
Stephen J. Fanning	73,006		871,338	1.9%
John F. Glenn	17,786		67,020	*
Clint Carnell	46,445		170,404	*
Sherree L. Lucas(4)	3,918		164,019	*
Gary L. Wilson(5)	4,094		130,936	*
Len DeBenedictis(6)	179,864		—	*
Harold L. Covert	—		23,680	*
Cathy L. McCarthy	—		23,680	*
Marti Morfitt	3,400		23,680	*
Mark M. Sieczkarek	—		42,599	*
Eric B. Stang(7)	5,122		6,756	*
Edward W. Knowlton, M.D.	850,000		69,582	1.9%
All executive officers, directors and director nominee as a group (17 persons)	1,331,164		1,976,025	6.6%

*	Indicates ownership of less than 1%.
(1)	Consists of 6,285,596 shares held by Three Arch Capital, L.P. (“TAC”) and 297,137 shares held by TAC Associates, L.P. (“TACA”). TAC Management, L.L.C. (“TACM”), the general partner of TAC and TACA, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TAC and TACA. Barclay Nicholson (“Nicholson”), Wilfred Jaeger (“Jaeger”) and Mark Wan (“Wan”) are the managing members of TACM and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TAC and TACA.
(2)	Consists of 5,240,591 shares held by Meritech Capital Partners II L.P. (“MCP II”), 134,844 shares held by Meritech Capital Affiliates II L.P. (“MC AFF II”), and 40,069 shares held by MCP Entrepreneur Partners II L.P. (“MEP II”). Meritech Capital Associates II L.L.C. (“MCA II”) is the general partner of MCP II, MC AFF II and MEP II, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP II, MC AFF II and MEP II. Meritech Management Associates II L.L.C. (“MMA II”) is a managing member of MCA II and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP II, MC AFF II and MEP II. Paul Madera (“Madera”) and Michael Gordon (“Gordon”) are managing members of MMA II and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP II, MC AFF II and MEP II.
(3)

Consists of 2,737,315 shares held by Delphi Ventures VII, L.P. (“DV VII”), 27,370 shares held by Delphi BioInvestments VII, L.P. (“DBI VII”), 717,624 shares held by Delphi Ventures V, L.P. (“DV V”), and 7,782 shares held by Delphi BioInvestments V, L.P. (“DBI V”). Delphi Management Partners VII, L.L.C. (“DMP VII”) is the general partner of DV VII and DBI VII and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV VII and DBI VII. James J. Bochnowski (“Bochnowski”), David L. Douglass (“Douglass”), John F. Maroney (“Maroney”), Douglas A.

Roeder (“Roeder”) and Deepika R. Pakianathan, Ph.D. (“Pakianathan”) are the managing members of DMP VII and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV VII and DBI VII. Delphi Management Partners V, L.L.C. (“DMP V”) is the general partner of DV V and DBI V and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV V and DBI V. Bochnowski, Douglass, Donald J. Lothrop (“Lothrop”), and Kevin L. Roberg (“Roberg”) are the managing members of DMP V and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV V and DBI V.

(4)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Sherree L. Lucas was December 31, 2008.
(5)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Gary L. Wilson was December 31, 2008.
(6)	Includes 117,260 shares held by Len DeBenedictis Charitable Remainder Unitrust U/A 8/3/95 and 50,769 shares held by PTC Custodian FBO Len DeBenedictis.
(7)	Includes 50 shares held by Stang Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2008, all reports were timely filed, with the exceptions noted herein.

One late Form 4 was filed by William Brodie on April 18, 2008 to report the surrender of restricted stock units on March 31, 2008 to satisfy tax withholding requirements.

One late Form 3 was filed by individuals and entities affiliated with Three Arch Capital, L.P. on January 20, 2009 related to its initial statement of beneficial ownership of the Company’s common stock.

One late Form 3 was filed by individuals and entities affiliated with Meritech Capital Partners on February 12, 2009 related to its initial statement of beneficial ownership of the Company’s common stock.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and Committee Composition

Our authorized number of directors is eight. Our board of directors is divided into three classes, each with staggered three-year terms expiring at the annual meeting of stockholders for the year specified below. Our board has three standing committees: (1) Nominating and Governance, (2) Compensation, and (3) Audit.

Name	Age	Current Term Expires	Nominating and Governance Committee	Compensation Committee	Audit Committee
Employee Directors:
Stephen J. Fanning	57	2010
Leonard DeBenedictis	68	2011

Non-Employee Directors:
Harold L. Covert	62	2010	Member		Chair
Edward W. Knowlton, M.D.	60	2011
Marti Morfitt	51	2010	Chair	Member

Non-Employee Directors and Nominees:
Cathy L. McCarthy	61	2009		Member	Member
Mark M. Sieczkarek	54	2009		Chair	Member
Eric B. Stang	49	2009

Number of Meetings in Fiscal 2008			3	9	7

Director Nominees

Cathy L. McCarthy. Ms. McCarthy has been a director since July 2007. Ms. McCarthy is President & Chief Executive Officer and director of SM&A, a provider of business capture and post-award risk mitigation services. Since 2000, Ms. McCarthy has served in various senior executive positions at SM&A, including Executive Vice President, Chief Financial Officer, Corporate Secretary and from 2005 to mid-2007, Ms. McCarthy served as its President and Chief Operating Officer. Ms. McCarthy currently serves as a director of the Orange County Advisory Board of City National Bank. Ms. McCarthy attended Robert Morris College majoring in finance and accounting, the University Of Wisconsin School Of Banking at Madison and the Carnegie Mellon University Executive Finance & Accounting Program.

Mark M. Sieczkarek. Mr. Sieczkarek has been a director since July 2006. From April 2003 to the present, Mr. Sieczkarek has served as the President and Chief Executive Officer and director of Conceptus, a medical device company. From 1995 to January 2003, Mr. Sieczkarek served in various senior executive positions at Bausch & Lomb, an eye care company, including as President of the Americas, President of Europe, Middle East and Africa, Vice President of Finance and Information Management and Technology of Bausch & Lomb Surgical, Vice President of Corporate Development of Bausch & Lomb Surgical, and Vice President and Controller of North American Vision Care. Previously, he served as the Vice President and Chief Financial Officer of KOS Pharmaceuticals. Mr. Sieczkarek currently serves as a director of the Medical Device Manufacturers Association, a national trade association that represents independent manufacturers of medical devices, diagnostic products and healthcare information systems. Mr. Sieczkarek received his B.S. degree from the State University of New York at Buffalo and his M.B.A. from Canisius College.

Eric B. Stang. Mr. Stang has been a director since December 2008. From January 2009 to present, Mr. Stang has served as Chief Executive Officer of ooma, Inc. a provider of broadband telephony products. From October 2006 to December 2008, Mr. Stang served as President and Chief Executive Officer and director of Reliant Technologies. Mr. Stang served as Chairman, President and Chief Executive Officer of Lexar Media, a digital media products company, from July 2003 until its acquisition in June 2006 and until September 2006 in a transition role. From July 2001 to July 2003, Mr. Stang served as President, Chief Executive Officer and on the board of directors of Lexar Media. Mr. Stang currently serves as a director of Rambus, a leading provider of chip-to-chip interface products and services. Mr. Stang received his B.A. degree from Stanford University and his M.B.A. from the Harvard Business School.

Directors Whose Terms Extend Beyond the 2009 Annual Meeting

Stephen J. Fanning. Mr. Fanning has been our President and Chief Executive Officer since January 2005 and Chairman of the board of directors since July 2006. From August 2001 to January 2005, Mr. Fanning served as the President and Chief Executive Officer of Ocular Sciences, a manufacturer and distributor of disposable contact lenses. Previously, Mr. Fanning served in various senior executive positions at Johnson & Johnson for over 25 years. Mr. Fanning currently serves as a director of a privately held company that develops medical devices outside of the aesthetics market. Mr. Fanning received his B.S. degree from Philadelphia University.

Harold L. Covert. Mr. Covert has been a director since July 2007. From October 2007 to present, Mr. Covert has served as Chief Financial Officer of Silicon Image, Inc., a leader in the secure distribution, presentation and storage of high-definition content. From October 2005 to October 2007, Mr. Covert served as Chief Financial Officer of Openwave Systems, a provider of software solutions for the communications and media industries. From December 2003 to September 2005, Mr. Covert served as Chief Financial Officer of Fortinet, a network security company. From July 2001 to October 2003, Mr. Covert served as Chief Financial Officer of Extreme Networks, a network infrastructure equipment provider. Mr. Covert currently serves as a director of JDS Uniphase, a networking equipment manufacturer, and Harmonic, a leading provider of video delivery solutions to cable, satellite, telco, terrestrial and wireless operators around the world. Mr. Covert received his B.S. degree from Lake Erie College and his M.B.A. from Cleveland State University. Mr. Covert is a Certified Public Accountant.

Leonard C. DeBenedictis. Mr. DeBenedictis has been our Chief Technology Officer and a director since December 2008. From January 2005 to December 2008, Mr. DeBenedictis served as Chief Technology Officer and Executive Vice President of Reliant Technologies. Mr. DeBenedictis also served as President and Chief Executive Officer of Reliant Technologies from November 2005 to October 2006. From January 2003 to January 2005, Mr. DeBenedictis served as President and Chief Technology Officer of Reliant Technologies. From February 2002 to January 2003, Mr. DeBenedictis served as Vice President, New Product Development of Reliant Technologies. Mr. DeBenedictis holds a B.S. in Physics from the University of California at Santa Barbara and an M.S. in Physics from California State University at San Diego.

Edward W. Knowlton, M.D. Dr. Knowlton is a nominee for election to our board of directors. Dr. Knowlton is our founder and has been a director since January 1996. From August 2004 to the present, Dr. Knowlton has been retired from the practice of medicine, and has focused on developing medical technologies and consulting for us. From November 1978 to August 2004, Dr. Knowlton served as the President of Edward W. Knowlton, M.D. Inc., a private practice in plastic surgery. He founded the Danville Ambulatory Surgery Center, an outpatient center for plastic surgery, in 1983. Dr. Knowlton received his M.D. from Washington University.

Marti Morfitt. Ms. Morfitt has been a director since July 2007. From January 2009 to present, Ms. Morfitt has served as President of River Rock Partners. From March 1998 to March 2007, Ms. Morfitt was the President and a director of CNS, a manufacturer and marketer of consumer healthcare products. From 1998 until June 2001 she served as CNS’s President and Chief Operating Officer, and from June 2001 until March 2007 as its President and Chief Executive Officer. Prior to CNS, Ms. Morfitt spent 16 years with The Pillsbury Company, a consumer food products company. Ms. Morfitt currently serves as a director of Graco, a manufacturer of fluid handling systems, Life Time Fitness, a national operator of distinctive and large health and fitness centers, and lululemon athletica, a designer and retailer of technical athletic apparel. Ms. Morfitt received her H.B.A. from the University of Western Ontario and her M.B.A. from York University in Toronto.

Board and Committee Meetings

In the year ended December 31, 2008, our board of directors held 19 meetings. Our board of directors has an audit committee, a compensation committee and a nominating and governance committee. Each of our directors attended at least 75% of the aggregate meetings of the board and the committees on which he or she served that were held in 2008. We also encourage, but do not require our directors to attend the annual meeting.

Audit Committee. Our audit committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The committee’s written charter is available on our website at http://www.solta.com. Our audit committee is chaired by Mr. Covert and also includes Ms. McCarthy and Mr. Sieczkarek, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. Our board of directors has determined that Mr. Covert qualifies as an audit committee financial expert. The committee is authorized to:

•	appoint our independent registered public accounting firm;

•	review our internal accounting procedures and financial statements; and

•	consult with and review the services provided by our independent registered public accounting firm, including the results and scope of their audit.

Compensation Committee. Our compensation committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The Compensation Committee, together with our board, establishes compensation for our Chief Executive Officer and our other executive officers and administers the 2006 Equity Incentive Plan, as amended, the 2006 Employee Stock Purchase Plan, and the 1997 Stock Option Plan. The committee’s written charter is available on our website at http://www.solta.com. Our compensation committee is chaired by Mr. Sieczkarek and also includes Ms. McCarthy and Ms. Morfitt, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The committee is authorized to:

•	discharge the board’s responsibilities relating to compensation of our executive officers;

•	administer our stock option plans, stock purchase plans, restricted stock plans and any other equity incentive plans we adopt; and

•	provide disinterested administration of any employee benefit plans in which our executive officers are eligible to participate.

Our compensation committee may form and delegate authority to subcommittees when appropriate.

In determining the compensation of the executive officers, our compensation committee has engaged Compensia, an outside executive compensation consultant, to analyze trends in executive compensation and the compensation of our executive officers compared to its industry peer group. In addition, the Compensation Committee considers the recommendations of Mr. Fanning with respect to the compensation of the executive officers other than himself.

Nominating and Governance Committee. Our nominating and governance committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The committee’s written charter is available on our website at http://www.solta.com. Our nominating and governance committee is chaired by Ms. Morfitt and also includes Mr. Covert. Ms. Morfitt and Mr. Covert are independent within the meaning of applicable SEC and Nasdaq rules.

The committee is authorized to:

•	discuss and recommend to full board of directors for approval by a majority of the independent members of the board of directors all nominees for membership on the board of directors;

•

discuss and recommend to full board of directors for approval by a majority of the independent members of the board of directors the appointment of directors to committees of the board of directors and suggested rotations for chairmen of committees of the board of directors;

•	review issues and developments relating to corporate governance; and

•	evaluate the effectiveness of the operation of the board of directors and its committees.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this proxy statement under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?,” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our board. In addition, the Nominating and Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) of director candidates. A stockholder may recommend a candidate for the board of directors by submitting the following information to our Secretary at 25881 Industrial Boulevard, Hayward, California 94545: the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, professional and personal references and information regarding any relationships between the candidate and Solta Medical within the last three years. In addition, the party making the recommendation must submit evidence of being a Solta Medical stockholder.

Director Qualifications. Members of the board should have the highest professional and personal ethics and values, and conduct themselves in a manner consistent with our Code of Business Conduct and Ethics. The Committee has not established specific minimum qualifications for director candidates, however, it believes that the board of directors should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall board effectiveness, and (iv) meet other criteria as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to our board are suggested by existing directors or by our executive officers. Candidates may also come to the attention of our board through professional search firms, stockholders or other persons. The Committee will carefully review the qualifications of any candidates who have been properly brought to its attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Committee will consider the suitability of each candidate, including the current members of the board, in light of the current size and composition of the board. In evaluating the qualifications of the candidates, the Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders will be evaluated by the independent directors using the same criteria as other candidates.

Director Nominees at our 2009 Annual Meeting. Our Nominating and Governance Committee recommended Cathy L. McCarthy, Mark M. Sieczkarek and Eric B. Stang for nomination to our board.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. We have adopted a Code of Business Conduct and Ethics (the “Code”) for our directors, officers (including our principal executive officer and principal financial officer) and employees. The Code reflects our values and the business practices and principles of behavior that support this commitment. The Code satisfies SEC rules for a “code of ethics”

required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The Code is available on our website at http://www.solta.com under “Investor Relations—Corporate Governance.” We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on our website.

Communications with the Board of Directors

Stockholders wishing to communicate with the board or with an individual board member concerning Solta Medical may do so by writing to the board or to the particular board member, and mailing the correspondence to Attn: Board of Directors, c/o Secretary, Solta Medical, Inc., 25881 Industrial Boulevard, Hayward, California 94545. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Director Compensation

From January 1, 2008 to December 10, 2008, each of our non-employee directors received a $20,000 annual retainer, to be paid quarterly for general service as a director and $1,500 per meeting for attendance in person or $500 for participation via telephone.

On December 10, 2008, our board adjusted the amounts payable to non-employee directors for service as a director. Specifically, effective January 1, 2009 each non-employee director will receive a $25,000 annual retainer, to be paid quarterly for general service as a director.

From January 1, 2008 to December 10, 2008, the chairpersons of our audit committee, compensation committee, and nominating and governance committee received an annual retainer of $15,000, $9,000 and $3,000, respectively, with each amount to be paid on a quarterly basis, in consideration for their services in these roles. In addition, each chairperson received $500 for attendance at each committee meeting. Further, non-employee director members of our audit committee, compensation committee, and nominating and governance committee received an annual retainer of $5,000, $4,000 and $2,000, respectively, with each amount to be paid on a quarterly basis. Each non-employee director committee member also received $500 for attendance at each committee meeting.

In addition, the lead independent director, Mr. Sieczkarek, received an annual retainer of $10,000.

On December 10, 2008, our board adjusted, effective January 1, 2009, the annual retainers payable to the chairs of the compensation and nominating and governance committees to $10,000 and $4,000, respectively.

Directors may be reimbursed for expenses incurred in connection with their attendance at board of directors and committee meetings.

In the past, we granted directors options to purchase our common stock pursuant to the terms of our 1997 Stock Option Plan. We now provide for the automatic grant of non-statutory options to our non-employee directors under our 2006 Equity Incentive Plan, as amended. From January 1, 2008 to December 10, 2008, each non-employee director first appointed to the board of directors received an initial option to purchase 25,000 shares upon such appointment. Effective December 10, 2008, we adjusted the initial option grant amount to 50,000 shares upon appointment to the board. These options will vest ratably as to 1/36th of the shares subject to the option each month, subject to the director’s continued service on each relevant vesting date. In addition, non-employee directors who had been directors for at least six months received an option to purchase 12,500 shares immediately following the annual meeting of our stockholders. We adjusted the annual option grant amount to 25,000 shares effective December 10, 2008 to be issued immediately following each annual meeting of our stockholders. These options will vest ratably as to 1/12th of the shares subject to the option each month, subject to the director’s continued service on each relevant vesting date. All options granted under the automatic grant provisions have a term of ten years and an exercise price equal to the fair market value on the date of grant.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008.

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation		Total
Harold L. Covert	$57,000	$36,137	—		$93,137
Edward W. Knowlton, M.D.	33,500	61,209	$75,000	(2)	169,709
Cathy L. McCarthy	53,000	36,137	—		89,137
Marti Morfitt	48,750	36,137	—		84,887
Mark M. Sieczkarek	64,000	76,322	—		140,322
Eric B. Stang	—	255	—		255

(1)	Amounts represent the dollar amount of compensation expense recorded in our income statement for the 2008 fiscal year in accordance with FAS 123R. Amounts include compensation expense recognized with respect to awards granted in previous fiscal years, as well as those granted, if any, in the 2008 fiscal year. Page 90 of our Form 10-K describes the assumptions made in the valuation of our options under FAS 123R.
(2)	Amount represents consulting fees earned under a consulting agreement with Dr. Knowlton.

During fiscal 2008, our non-employee directors were issued options to purchase shares of our common stock as set forth in the following table.

Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards(1)
Harold L. Covert	6/5/08	12,500	$3.24	$17,711
Edward W. Knowlton, M.D.	6/5/08	12,500	3.24	17,711
Cathy L. McCarthy	6/5/08	12,500	3.24	17,711
Marti Morfitt	6/5/08	12,500	3.24	17,711
Mark M. Sieczkarek	6/5/08	12,500	3.24	17,711
Eric B. Stang	12/23/08	50,000	1.49	35,230

(1)	Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with FAS 123R, which include both the amounts recorded as compensation expense in our income statement for the 2008 fiscal year as well as amounts to be recognized in future requisite service periods.

Aggregate number of option awards outstanding (both exercisable and unexercisable) for each of our directors at fiscal year-end are set forth in the following table.

Name	Number of Option Awards Outstanding
Harold L. Covert	32,500
Edward W. Knowlton, M.D.	72,500
Cathy L. McCarthy	32,500
Marti Morfitt	32,500
Mark M. Sieczkarek	45,298
Eric B. Stang	50,000

Director Independence

Our board of directors has determined that directors Harold L. Covert, Edward W. Knowlton, M.D. and Marti Morfitt, and director nominees Cathy L. McCarthy and Mark M. Sieczkarek are each independent within the meaning of applicable Nasdaq rules. Mr. DeBenedictis, Mr. Fanning and Mr. Stang are not considered to be independent.

Our compensation committee is currently chaired by Mr. Sieczkarek and also includes Mc. McCarthy and Ms. Morfitt, each of whom is independent within the meaning of applicable SEC and Nasdaq rules.

Our nominating and governance committee is currently chaired by Ms. Morfitt and also includes Mr. Covert. Ms. Morfitt and Mr. Covert are independent within the meaning of applicable SEC and Nasdaq rules.

In determining the independence of Edward W. Knowlton, M.D., our board of directors took into consideration our consulting agreement with Edward W. Knowlton, M.D. to obtain consulting services related to the development of our Thermage system. Pursuant to the consulting agreement, Dr. Knowlton provides approximately six days of consulting services per month at a rate of $6,250 per month for an indefinite term. The consulting agreement is terminable by either party upon a one-year written notice.

Related-Party Transactions

We describe below transactions and series of similar transactions that have occurred during our last fiscal year to which we were a party or a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Review, Approval or Ratification of Related-Party Transactions

As provided by our audit committee charter, our audit committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion.

REPORT OF THE AUDIT COMMITTEE

The material in this section is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Audit Committee is responsible for providing oversight to Solta Medical’s accounting and financial reporting processes and the audit of Solta Medical’s financial statements. The Audit Committee monitors Solta Medical’s external audit process, including auditor independence matters, the scope and fees related to audits, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee also reviews the results of the external audit with regard to the adequacy and appropriateness of our financial, accounting and internal controls over financial reporting. In addition, the Audit Committee generally oversees Solta Medical’s internal compliance programs. The function of the Audit Committee is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee members are not professional accountants or auditors. Under its Charter, the Audit Committee has authority to retain outside legal, accounting or other advisors as it deems necessary to carry out its duties and to require Solta Medical to pay for such expenditures.

The Audit Committee provides counsel, advice and direction to management and the independent registered public accounting firm on matters for which it is responsible, based on the information it receives from management and the independent registered public accounting firm and the experience of its members in business, financial and accounting matters.

Solta Medical’s management is responsible for the preparation and integrity of its financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

In this context, the Audit Committee hereby reports as follows:

1. Solta Medical management has represented to the Audit Committee that the 2008 audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements for 2008 with Solta Medical’s management and the independent registered public accounting firm.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received written disclosures and a letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

4. Based on the review and discussion referred to above, the Audit Committee recommended to the board, and the board has approved, that the audited financial statements be included in Solta Medical’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The foregoing report is provided by the undersigned members of the Audit Committee.

Hal Covert, Chairman

Cathy McCarthy

Mark M. Sieczkarek

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers. The following table sets forth certain information concerning our executive officers and directors, as of April 15, 2009:

Name	Age	Position
Stephen J. Fanning	57	President, Chief Executive Officer and Chairman of the board of directors
Leonard DeBenedictis	68	Chief Technology Officer and Director
John F. Glenn	47	Chief Financial Officer
Clint Carnell	39	Chief Operating Officer
William Brodie	45	Vice President, Global Sales
H. Daniel Ferrari	50	Vice President, Business and Financial Planning
Douglas W. Heigel	48	Vice President, Operations
Cherry Hu	51	Vice President, Principal Accounting Officer and Corporate Controller
Dragan D. Nebrigic	46	Vice President, Research & Development

Further information with respect to Stephen J. Fanning and Leonard DeBenedictis is provided above under “Directors Whose Terms Extend Beyond the 2009 Annual Meeting.”

John F. Glenn. Mr. Glenn has been our Chief Financial Officer since January 2008. From October 2004 to September 2007, Mr. Glenn served as Chief Financial Officer, Vice President of Finance, Treasurer and Secretary of Cholestech, a provider of diagnostic tools and information for the risk assessment and therapeutic monitoring of heart disease and inflammatory disorders. From 1990 to January 2004, Mr. Glenn served as the Chief Financial Officer and Vice President of Finance for Invivo, a medical device company. Mr. Glenn received his B.S. in Business Administration from the University of Nevada and M.B.A. from Santa Clara University.

Clint Carnell. Mr. Carnell has been our Chief Operating Officer since January 2008. From September 2005 to January 2008, Mr. Carnell served as our Vice President, U.S. Sales. Prior to joining Solta Medical, Mr. Carnell served in various sales and management positions with Bausch & Lomb including Vice President of US Surgical Sales from 2002 to 2005. Previously, Mr. Carnell was the founder, Co-Managing Partner and Board Member of Charleston Renal Care, a provider of dialysis services. He also held positions in other medical device companies including Johnson & Johnson, Chiron and Gambro Healthcare. Mr. Carnell received his B.A. degree from Duke University.

William Brodie. Mr. Brodie has been our Vice President, Global Sales since January 2009. From January 2008 to January 2009, Mr. Brodie served as our Vice President, US Sales. From February 2006 to January 2008, Mr. Brodie served as our Director of Sales, Eastern U.S. From September 1998 to February 2006, Mr. Brodie served as Vice President of Sales and Field Operations and held various sales management positions with Benco Dental, a company specializing in dental office equipment sales, office design and supply management. Mr. Brodie received his B.S. degree from Rollins College and M.S. in Management from Georgia Institute of Technology.

H. Daniel Ferrari. Mr. Ferrari has been our Vice President, Business & Financial Planning since January 2008. From November 2004 to January 2008, Mr. Ferrari served as our Senior Director of Finance. From April 2004 to November 2004, Mr. Ferrari was a consultant for the Company. From September 2001 to March 2004, Mr. Ferrari served as Vice President, Corporate Controller of Critical Path, Inc., a publicly held enterprise software and hosted messaging company. From 1999 to 2001, Mr. Ferrari was a financial consultant for a number of private companies, advising executive management and venture capital investors regarding business model optimization, mergers and acquisitions, funding strategy, the IPO process and other financial matters.

Prior to consulting, Mr. Ferrari served as Vice President, Finance of ReSound, Inc. a publicly held hearing device company, and was with the company from 1994 through 1999. Mr. Ferrari received his B.S. degree in Commerce and M.B.A. from Santa Clara University.

Douglas W. Heigel. Mr. Heigel has been our Vice President, Operations since July 2003. From May 2002 to July 2003, he served as our Senior Director, Operations. From October 1995 to February 2002, Mr. Heigel worked for Argonaut Technologies, a biotech company, first as their Director of Manufacturing and then as Vice President, Manufacturing. In 1995 Mr. Heigel was Director of Manufacturing for Biomolecular Technologies, an early state biotech company. From 1988 to 1995, Mr. Heigel held engineering and operations management positions with Microsensor Technology, a measurement instrumentation company. Mr. Heigel received his B.S. degree from Oregon State University.

Cherry Hu. Ms. Hu has been our Vice President, Principal Accounting Officer and Corporate Controller since January 2008. From July 2006 to January 2008, Ms. Hu served as our Corporate Controller. From October 2003 to January 2006, she was Corporate Controller at Fortinet, a privately held network security company. Prior to Fortinet, Ms. Hu spent 16 years with 3Com, a global high tech company, in a variety of financial management positions, most recently as Controller of the Connectivity Business Unit. Ms. Hu began her career at Deloitte Haskins and Sells. She received her Bachelor of Music degree from College of Notre Dame and M.B.A. from California State University, Hayward. Ms. Hu is a Certified Public Accountant in the state of California.

Dragan D. Nebrigic, Ph.D. Dr. Nebrigic has been our Vice President, Research & Development since June 2008. From August 2007 to June 2008, Dr. Nebrigic served as our Senior Director, Advanced Technologies. Prior to joining Solta Medical, Dr. Nebrigic served as Senior Director, Global Advanced Technologies and Intellectual Property with Maxwell Technologies, a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions, from July 2005 to December 2006. From June 2004 to July 2005, Dr. Nebrigic served as Executive Director, Engineering and Advanced Technologies with the American Technology, a company specializing in the design, development and commercialization of sound technologies and acoustic products. Dr. Nebrigic received his B.S. degree from the University of Belgrade, Serbia, and Ph.D. from the University of Cincinnati. He also holds an adjunct Professor position of Electrical Engineering with the University of Cincinnati.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and provides perspective for the data presented in the tables and narrative that follow. Our named executive officers for 2008 were the following current and former executive officers:

Name	Title
Current Executives
Stephen J. Fanning	President and Chief Executive Officer
John F. Glenn	Chief Financial Officer
Clint Carnell	Chief Operating Officer

Former Executives
Sherree L. Lucas*	Vice President, Marketing
Gary L. Wilson*	Vice President, International Sales

*	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Sherree L. Lucas and Gary L. Wilson was December 31, 2008.

Compensation Philosophy and Objectives

The compensation committee of the board of directors (the “Committee”), together with our board, is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. The types of compensation and benefits provided to the named executive officers are similar to those provided to our other executive officers.

The primary objectives of our compensation programs are to:

•	attract and retain the top echelon of performers;

•	establish a direct link between sustained performance and individual rewards;

•	create long-term stockholder value; and

•	provide an ownership opportunity for all employees.

We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. Company performance is the primary measure of success upon which we structure our compensation. We evaluate and reward our executive officers based on their contribution to the achievement of short and longer term goals. The Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value and building a sustainable company. The Committee evaluates each executive’s performance and compensation. The Committee seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent. To that end, the Committee believes the compensation provided by us to our executives, including the named executive officers, should include a mix of salary, cash bonuses and equity awards that reward performance and the creation of longer-term stockholder value, and that provide the appropriate level of incentives to retain each executive. Each element of compensation and the practices used to evaluate and inform the Committee’s decisions are discussed in detail below.

Executive compensation is reviewed annually, and adjustments are made to reflect performance-based factors, as well as competitive conditions. Additionally, our 2009 compensation program was impacted by the significant adverse global economic conditions that were affecting our business.

How We Implement and Manage our Executive Compensation Programs

Role of Our Compensation Committee

The Committee sets our overall compensation philosophy, which is reviewed and approved by our board. The Committee also reviews and approves our compensation programs, including the specific compensation of our executive officers other than our Chief Executive Officer. The Committee also reviews and provides recommendations to our board with respect to the compensation of our Chief Executive Officer, and our board approves the Chief Executive Officer’s compensation annually. The Committee regularly meets in executive session to discuss compensation matters. The Committee operates under a written charter adopted by our board. A copy of this charter is available on our website at http://www.solta.com.

The Committee is appointed by our board, and currently is comprised of Cathy L. McCarthy, Marti Morfitt and Mark Sieczkarek. The primary purpose of the Committee is to:

•	discharge the board’s responsibilities relating to compensation of our executive officers;

•	administer our stock option plans, stock purchase plans, restricted stock plans and any other equity incentive plans we adopt; and

•	provide disinterested administration of any employee benefit plans in which our executive officers are eligible to participate.

The Committee assumes primary responsibility for the annual compensation review process.

Role of Compensation Consultant

The Committee, which has the authority to directly engage outside firms or consultants, has retained Compensia, a third-party compensation consulting firm, to support the Committee’s responsibilities in determining executive compensation and administering the related programs. The Committee periodically seeks input from Compensia on a range of external market factors. During 2008, Compensia assisted the Committee’s executive compensation-setting process by:

•	reviewing those companies that comprise our peer group and advising on whether any changes to this group were advisable;

•	assisting in the design of our compensation programs for executives and board members, including discussing evolving compensation trends;

•	assisting in the design of our equity ownership guidelines; and

•	compiling and providing market data to assist in setting our compensation plan parameters and measures.

The Committee has actively worked with Compensia since 2007. In 2008, the Committee reviewed Compensia’s relationship with the Company and determined that Compensia was independent from management. In the future, we may decide not to hire a compensation consultant each year, if we believe that the prior report we obtained, along with publicly-available data from our group, is sufficient to allow us to make informed decisions with regard to executive compensation matters.

Role of Executive Officers

Our Chief Executive Officer aids the Committee by providing recommendations regarding the compensation of all executive officers other than himself. Our Chief Executive Officer also advises the Committee regarding the alignment and weighting of our performance measures under our annual cash incentive (bonus) awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives, and the competitiveness of our compensation program. Prior to the end of the year, our Chief Executive Officer reviews each executive officer’s performance as well as the Company’s performance against the pre-established financial targets and critical strategic priorities. Our Chief Executive Officer then presents this assessment to the Committee and makes his recommendations with respect to the appropriate base salary, annual bonus payments and grants of long-term equity incentive awards for all executive officers, other than himself. Any executive officer who participates in the Committee’s meetings leaves the meetings during discussions and deliberations of individual compensation actions affecting him or her personally and during the Committee’s executive sessions.

Each named executive officer, with the exception of our Chief Executive Officer, participated in an annual performance review with his or her respective manager, to provide input about his or her contributions to the Company’s goals and objectives for the period being assessed. Our Chief Executive Officer participated in a similar annual review with the Committee and our board. The recommendations of our Chief Executive Officer were assessed in the context of each named executive officer’s performance, along with competitive positioning information generated by Compensia and provided to management and the Committee with respect to base salary, bonus and equity compensation for each executive.

Positioning of Cash and Equity Compensation

The Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the medical device and life sciences industries. To provide independent and expert advice on appropriate compensation, the Committee directed Compensia to perform an analysis of the executive compensation practices of a number of representative and comparable publicly held companies in the medical device and life sciences industries.

The peer companies included in the analyses used by the Committee to make compensation decisions in 2008 were:

• Accuray	• Cyberonics	• SonoSite

• Biolase Technology	• Cynosure	• TomoTherapy

• Candela	• HealthTronics	• VNUS Medical Technologies

• Cepheid	• Natus Medical	• Volcano

• Cutera	• Palomar Medical Technologies

Companies are selected for inclusion in these analyses based on business characteristics similar to ours, including, but not limited to, similar business model, stage of development, employee headcount, market capitalization, research and development expenditures, cash reserves and revenue. The Committee adjusts the group of peer companies annually to take into account our progression in our stage of development and changes in the comparative companies. The Committee, with the assistance of Compensia, also uses (1) information regarding companies with $50 million to $200 million in annual revenues from the Radford Executive Compensation Survey, which is a broader based compensation data source, and (2) information regarding companies with 150 to 500 employees from a proprietary global life sciences executive compensation survey to further calibrate its analyses. The Committee uses the cash and equity components data from these analyses to help define the competitive total compensation opportunity for each executive officer, but specific pay decisions for each executive are based on his or her past and anticipated contributions, current compensation package, retention risks and overall corporate performance.

Assessment of Corporate and Individual Achievement

Corporate Achievement

At the beginning of each year, management prepares and proposes to the Committee a detailed set of corporate goals covering the expected operating and financial performance of the Company for the year. Our corporate goals are focused towards deliverables expected to advance near-term stockholder value while also building towards long-term stockholder value. These corporate goals are then reviewed and approved by the Committee. The Committee also assigns a specific weighting to each goal and establishes formulas for determining the resulting annual bonus payments based on actual achievement against these goals. In 2008 and 2009, these goals related to targets in the categories of revenue, operating income and product pipeline goals, each of which was weighted one-third of the total target bonus opportunity. In 2008, the goals related to 12-month targets, and in 2009 the goals were divided into six-month and 12-month targets. At the end of 2008, the Committee assessed the level of overall level of corporate achievement based on the Company’s performance relative to these goals, and at the mid-point and end of 2009, the Committee will make a similar assessment regarding the 2009 six-month and 12-months performance targets.

Individual Achievement

Although the Committee believes that the largest portion of each executive officer’s total compensation should be based on our executive officers’ success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual and departmental contributions. To that end, we consider individual and departmental performance, the impact of that performance on the achievement of our strategic goals and objectives and on the executive team’s performance as significant factors in setting base salary and in granting equity-based compensation. At the beginning of each year, individual goals are established for each named executive officer, except for our Chief Executive Officer, whose performance is evaluated based solely on the corporate goals established for the year. These individual goals are derived from the corporate goals that relate to the named executive officer’s functional area.

Compensation Components

Compensation for our executive officers, including the named executive officers, is broken out into the following components:

Cash Compensation. Cash compensation consists of base salary and an annual bonus opportunity. Compensia assists us in analyzing the companies in our peer group to guide our determination of appropriate cash compensation opportunities. Our cash compensation goals for our executive officers are based upon the following principles:

•	Ensuring that our short-term incentive program is consistent with our compensation philosophy;

•	Payouts should be based primarily on corporate financial performance, rather than individual performance;

•	With improved company performance, pay will increase toward targeted positioning; and

•	Ensuring that individual target incentive opportunities align target total cash compensation levels with desired positioning.

Base Salary and Total Target Cash Compensation. In 2008, our goal was to set the base salaries of our executive officers between the 50th to 60th percentile of our peer group and total target cash compensation at or above the 60th percentile of our peer group. As a result, the Committee accepted management’s recommended base salary merit increases for our executive officers, other than our Chief Executive Officer, that averaged 5% per executive. The Committee determined to also increase our Chief Executive Officer’s base salary by 6%, which increase was subsequently approved by the board of directors. For 2009, in light of the significant adverse global economic conditions that were affecting our business, the Committee accepted management’s recommendation not to award any base salary increases.

Bonus Program. In addition to base salary, we have a bonus plan covering all full-time regular employees, including our executive officers (except for certain of our employees in manufacturing who participate in a monthly bonus plan and our sales representatives who participate in a sales compensation plan) pursuant to which cash bonus payments and equity awards may be made. As noted above, bonuses are calculated based upon actual achievement of the pre-established corporate financial goals.

For 2008, the Committee approved a bonus plan covering all full-time eligible regular employees, including our executive officers. The target bonus opportunity for our Chief Executive Officer was 80% of his base salary, and for each other executive officer, 40% of his or her respective base salary. In December 2008, the Committee determined that the specified 2008 goals relating to revenue, operating income and product pipeline targets had not been achieved and, as a result, no bonus would be earned pursuant to the bonus plan for 2008.

However, in light of the successful completion of our significant acquisition of Reliant Technologies during 2008, the Committee determined that a special recognition bonus should be paid to our executive officers and certain employees. The Committee noted that this acquisition was not contemplated as part of the establishment of the 2008 goals, and the Committee believed that the successful completion of the transaction required extraordinary efforts of our executive officers and key employees during 2008. As a result, the Committee awarded our Chief Executive Officer a cash bonus of $90,000, Mr. Glenn a cash bonus of $26,500 and Mr. Carnell a cash bonus of $30,000. In addition, as a component of this special recognition bonus and as a retention tool, the Committee determined to award restricted stock units (“RSUs”) to each of our Chief Executive Officer, Mr. Glenn and Mr. Carnell in the amounts of 60,403, 17,786 and 20,135 RSUs, respectively, which number of units represented grant date fair values approximately equal to the cash bonuses paid to these executives. These equity awards will vest 100% in January 2010, provided that the executives remain employed by us at such time. The Committee determined the amount of these bonuses and awards based on an aggregate value equal to approximately 50% of the original 2008 target bonuses for the executive officers.

For 2009, the Committee approved a bonus plan covering all full-time eligible regular employees, including our executive officers. The target bonus opportunity for our Chief Executive Officer is 80% of his base salary, for our COO and CFO, 50% of their respective base salaries, and for each other executive officer, 40% of his or her respective base salary. Bonuses are payable based on actual achievement against six-month and 12-month performance targets in the categories of revenue, operating income and product pipeline goals, each of which is weighted one-third of the total bonus opportunity. The actual bonuses payable for 2009, if any, will vary depending on the extent to which our actual financial performance meets, exceeds, or falls short of these financial goals as approved by the Committee. If our actual performance exceeds these goals, the actual bonus payable may be up to 193% of the target bonus based on the formulas established by the Committee.

Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. All employees are eligible to participate in our equity programs. Our equity compensation goals for our executive officers are based upon the following principles:

•	Stockholder and executive interests should be aligned;

•	The program should be structured to provide meaningful retention incentives to participants; and

•	Actual awards should be tailored to reflect individual performance and recruitment/retention goals.

Our practice is to make annual equity grants to our executive officers, consistent with the practices of the companies in our peer group. We generally target our long-term incentive compensation opportunity at or above the median of our peer group. In February 2008, the Committee awarded grants to our executive officers that approximated the 50th percentile of our peer group. We also took into consideration the use of equity awards as a means of rewarding achievement and as a means of retention, especially for our executive officers who were mostly vested in their prior awards. In December 2008, the Committee awarded restricted stock units to each of our Chief Executive Officer, Mr. Glenn and Mr. Carnell, as described above, as retention tools and in special recognition of their efforts in the completion of our acquisition of Reliant Technologies.

In 2008, we issued stock options to our executive officers, directors and employees to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The date of grant for our executive officers is typically the date of a regularly scheduled board meeting, of which we have four per year. We have no program, plan or practice to select option grant dates (or set board meeting dates) to correspond with the release of material non-public information.

Severance and Change of Control Benefits. We entered into change of control and severance agreements providing for certain change of control benefits for our executive officers, the terms of which are described in more detail below in the sections entitled “Employment Agreements—Change of Control and Severance Agreements” and “Potential Payments Upon Termination or Change in Control.”

Other Benefits. We provide the following benefits to our executive officers generally on the same basis as the benefits provided to all employees:

•	Health, vision and dental insurance;

•	Life insurance;

•	Short-and long-term disability;

•	Section 401(k) plan;

•	Employee assistance plan; and

•	Flexible spending plan.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes information as of December 31, 2008 for our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,518,229	$3.64	2,318,981	(1)
Equity compensation plans not approved by security holders	—	—	—

(1)

Our 2006 Equity Incentive Plan, as amended, provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2008 fiscal year, equal to the least of: (a) 3.5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; (b) 1,800,000 shares, or (c) such other amount as our board of directors may determine; and our 2006 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the plan on the first day of each fiscal year, beginning with our 2008 fiscal year, equal to the least of: (a) 2% of the outstanding shares of our common stock on the first day of the fiscal year; (b) 900,000 shares; or (c) such other amount as our board of directors may determine.

Summary Compensation Table

The following table sets forth summary compensation information for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 for our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers as of the end of the last fiscal year. We refer to these persons as our named executive officers elsewhere in this prospectus. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Stephen J. Fanning	2008	$450,000	—	$90,000	(5)	$754,166		$90,000	$—		$1,384,166
President and Chief Executive Officer	2007	416,325	—	146,246	(6)	630,809		271,001	—		1,464,381
	2006	390,000	—	—		815,521	(7)	292,500	—		1,498,021

John F. Glenn	2008	262,994	—	26,501	(5)	77,187		26,500	—		393,182
Chief Financial Officer

Clint Carnell	2008	300,000	—	30,000	(5)	290,586		30,000	89,712	(8)	740,299
Chief Operating Officer	2007	260,832		49,971	(6)	238,309		89,956	53,203	(8)	692,216
	2006	249,600	—	—		193,679	(9)	99,840	33,958	(8)	577,077

Sherree L. Lucas(3)	2008	212,000	—	—		236,053		—	127,200	(10)	575,253
Vice President, Marketing	2007	201,581	—	38,990	(6)	204,386		69,284	—		514,241
	2006	195,000	—	—		181,099	(11)	78,000	—		454,099

Gary L. Wilson(4)	2008	244,000	—	—		210,718		—	158,600	(10)	613,318
Vice President, International Sales

(1)	Amounts represent the dollar amount of compensation expense recorded in our income statement in accordance with FAS 123R. Amounts include compensation expense recognized with respect to awards granted in previous fiscal years, as well as those granted, if any, in the current fiscal year. Page 90 of our Form 10-K filed March 31, 2009 describes the assumptions made in the valuation of our options under FAS 123R.
(2)	Amounts reported on “Non-Equity Incentive Plan Compensation” represent cash amounts paid under our bonus program, a non equity incentive program for the achievement of corporate operating performance. In 2006, our Compensation Committee determined to pay 100% of the target achievement of corporate performance under the bonus program in cash. Such cash amounts were paid in 2007. An additional 50% payout for overachievement under the 2006 bonus program was made in the form of restricted stock units. Such restricted stock units were granted in 2007 and are shown as stock awards in 2007. In 2007, our Compensation Committee determined to pay 85% of the target achievement of corporate performance under the bonus program in cash. Such cash amounts were paid in 2008. In 2008, our Compensation Committee determined that the specified 2008 goals under our bonus plan had not been achieved and, as a result, no bonus would be earned pursuant to the bonus plan for 2008. However, in light of the successful completion of our significant acquisition of Reliant Technologies during 2008, the Compensation Committee awarded executive officers and certain employees a special recognition bonus. Additionally, as a retention tool, the Committee awarded restricted stock units to executive officers. The Committee determined the amount of these bonuses and awards based on an aggregate value equal to approximately 50% of the original 2008 target bonuses for the executive officers.

(3)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Sherree L. Lucas was December 31, 2008.
(4)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Gary L. Wilson was December 31, 2008.
(5)	Represent grant of restricted stock units granted and earned in 2008. The restricted stock units vest on January 23, 2010.
(6)	Represent grant of restricted stock units earned in 2006 and granted in 2007. The restricted stock units vest in four quarterly installments as follows: March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007.
(7)	An option exercisable for 650,000 shares was deemed forfeited in March 2006 in connection with the repricing of such option.
(8)	Amounts represent commute-related expenses.
(9)	An option exercisable for 150,000 shares was deemed forfeited in March 2006 in connection with the repricing of such option.
(10)	Amounts represent retention bonus and severance expenses.
(11)	Options exercisable for 75,000 and 75,000 shares were deemed forfeited in March 2006 in connection with the repricing of such options.

Grants of Plan-Based Awards in 2008

The following table lists grants of plan based awards made to our named executive officers in 2008 and related total fair value compensation for 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards
Name	Grant Date	Threshold	Target	Maximum	Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Option Awards(2)
Stephen J. Fanning	2/11/08	$—	$—	$—	150,000	$4.64	$299,007
President and Chief Executive Officer	12/23/08	—	—	—	60,403	*	90,000
	3/20/08	—	360,000	540,000	—	—	—

John F. Glenn	2/11/08	—	—	—	175,000	$4.64	348,670
Chief Financial Officer	12/23/08	—	—	—	17,786	*	26,501
	3/20/08	—	106,000	159,000	—	—	—

Clint Carnell	2/11/08	—	—	—	100,000	$4.64	199,240
Chief Operating Officer	12/23/08	—	—	—	20,135	*	30,001
	3/20/08	—	120,000	180,000	—	—	—

Sherree L. Lucas(3)	2/11/08	—	—	—	40,000	$4.64	79,966
Vice President, Marketing	3/20/08	—	84,800	127,200	—	—	—

Gary L. Wilson(4)	2/11/08	—	—	—	50,000	$4.64	99,872
Vice President, International Sales	3/20/08	—	97,600	146,400	—	—	—

*	Represent grant of restricted stock units. The restricted stock units 100% vest on January 23, 2010. The share price as of December 23, 2008 was $1.49 per share.
(1)	Represents cash amounts payable under our 2008 bonus program, a non equity incentive program for the achievement of corporate operating performance. The maximum amount specified represents 150% of the target achievement of corporate operating performance.
(2)

In the case of options awarded, amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with FAS 123R, which include both the amounts recorded as compensation expense in our income statement for the 2008 fiscal year as well as amounts to be recognized in future requisite service periods. Page 90 of our Form 10-K describes the assumptions made in the valuation of our options under FAS 123R.
(3)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Sherree L. Lucas was December 31, 2008.
(4)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Gary L. Wilson was December 31, 2008.

Employment Agreements

All of our current executive officers have entered into agreements with us which contain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information and the assignment of inventions. None of our employees are employed for a specified term, and each employee’s employment with us is subject to termination at any time by either party for any reason, with or without cause.

Change of Control and Severance Agreements

In June 2008, we entered into the change of control and severance agreements with the following executive officers of the Company: Stephen J. Fanning, John F. Glenn, Clint Carnell, William Brodie, H. Daniel Ferrari, Douglas W. Heigel, Cherry Hu, Sherree L. Lucas, Dragan D. Nebrigic, Sharon Thompson, and Gary L. Wilson. With respect to Messrs. Fanning and Glenn, such change of control and severance agreements replace and supersede their previous employment agreements described above with respect to the subject matter contained in the change of control and severance agreements.

Agreement with Stephen J. Fanning, Chief Executive Officer:

Pursuant to the terms of the agreement with Mr. Fanning, in the event that Mr. Fanning is terminated without “cause” or resigns for “good reason” either prior to three (3) months before or after twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment equal to two hundred percent (200%) of his annual base salary; and

•	Continuation of certain of his employee benefits for a period of up to twenty-four (24) months following termination.

In addition, in the event that Mr. Fanning is terminated without “cause” or resigns for “good reason” within three (3) months before or twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•

A lump sum payment equal to two hundred percent (200%) of his annual base salary in effect immediately prior to his termination date or (if greater) at the level in effect immediately prior to the change of control;

•

A lump sum payment equal to two hundred percent (200%) of his annual target bonus for the fiscal year of his termination or (if greater) the annual target bonus in effect immediately prior to the change of control;

•	Continuation of certain of his employee benefits for a period of up to twenty-four (24) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by Mr. Fanning at the time of termination.

Agreements with John F. Glenn, Chief Financial Officer, and Clint Carnell, Chief Operating Officer:

Pursuant to the terms of the agreements with Messrs. Glenn and Carnell, in the event that either of these executive officers is terminated without “cause” or resigns for “good reason” either prior to three (3) months before or after twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment equal to one hundred percent (100%) of the executive’s annual base salary; and

•	Continuation of certain of the executive’s employee benefits for a period of up to twelve (12) months following termination.

In addition, in the event that any of these executive officers is terminated without “cause” or resigns for “good reason” within three (3) months before or twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•

A lump sum payment equal to one hundred percent (100%) of the executive’s annual base salary in effect immediately prior to the executive’s termination date or (if greater) at the level in effect immediately prior to the change of control;

•

A lump sum payment equal to one hundred percent (100%) of the executive’s annual target bonus for the fiscal year of the executive’s termination or (if greater) the annual target bonus in effect immediately prior to the change of control;

•	Continuation of certain of the executive’s employee benefits for a period of up to twelve (12) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by the executive at the time of termination.

Agreements with Vice Presidents—Sherree L. Lucas and Gary L. Wilson:

Pursuant to the terms of the agreements with these executives, in the event that any of these executive officers is terminated without “cause” or resigns for “good reason” either prior to three (3) months before or after twelve (12) months following a change of control of the Company, he or she will be entitled to receive the following benefits:

•	A lump sum payment equal to fifty percent (50%) of the executive’s annual base salary; and

•	Continuation of certain of the executive’s employee benefits for a period of up to six (6) months following termination.

In addition, in the event that any of these executive officers is terminated without “cause” or resigns for “good reason” within three (3) months before or twelve (12) months following a change of control of the Company, he or she will be entitled to receive the following benefits:

•

A lump sum payment equal to fifty percent (50%) of the executive’s annual base salary in effect immediately prior to the executive’s termination date or (if greater) at the level in effect immediately prior to the change of control;

•

A lump sum payment equal to fifty percent (50%) of the executive’s annual target bonus for the fiscal year of the executive’s termination or (if greater) the annual target bonus in effect immediately prior to the change of control;

•	Continuation of certain of the executive’s employee benefits for a period of up to six (6) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by the executive at the time of termination.

For purposes of these agreements, “cause” shall mean (i) the executive officer’s willful failure to substantially perform the executive officer’s duties, other than a failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment; (ii) the executive officer’s willful act which constitutes gross misconduct and which is injurious to the Company; (iii) the executive officer’s willful breach of a material provision of the agreement; or (iv) the executive officer’s knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company.

For purposes of these agreements, “good reason” shall mean the executive officer’s termination of employment within ninety (90) days following the expiration of a reasonable cure period following the occurrence of one or more of the following, without the executive officer’s consent: (i) a material reduction in the executive officer’s authority, duties, or responsibilities relative to the executive officer’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute “good reason”; (ii) a material reduction by the Company of the executive officer’s base salary in effect immediately prior to such reduction; (iii) a material change in the geographic location at which the executive officer must perform services (in other words, the relocation of the executive officer to a facility that is more than fifty (50) miles from the executive officer’s current location).

Letter Agreement and Consulting Agreement with Sherree Lucas, Vice President of Marketing

In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Sherree L. Lucas, our Vice President of Marketing, was December 31, 2008. On October 17, 2008, we entered into a letter agreement with Ms. Lucas addressing the terms of her separation from Solta Medical (the “Letter Agreement”). In addition, in connection with Ms. Lucas’ departure, we entered into a consulting agreement (the “Consulting Agreement”) with Ms. Lucas dated as of October 17, 2008. Pursuant to the terms of the Letter Agreement, Mr. Wilson will be entitled to receive the following benefits:

•

Continued receipt of monthly salary of $17,666.67 ($212,000 on an annualized basis) paid in accordance with Solta Medical’s normal payroll procedures through Ms. Lucas’ last day with Solta Medical, which was December 31, 2008;

•

If the Compensation Committee determines to pay bonuses to Solta Medical’s executive team, the same individual bonus amount Ms. Lucas would have otherwise received had Ms. Lucas remained employed as a Solta Medical executive through the date bonuses are otherwise paid to Solta Medical executives for performance in 2008, payable in a lump sum at the time bonuses, if any, are paid to Solta Medical executives;

•	If Ms. Lucas remains employed with Solta Medical through December 31, 2008, a transition bonus in the amount of $21,200, less applicable tax withholding;

•

In accordance with a Change of Control and Severance Agreement previously entered into between Solta Medical and Ms. Lucas effective as of June 16, 2008, a lump sum payment in the amount of $106,000 representing fifty percent (50%) of annual base salary and continuation of certain employee benefits for a period of up to six (6) months following termination;

•

Pursuant to the terms and conditions of the Consulting Agreement, Ms. Lucas will provide consulting services to Solta Medical from January 1, 2009 through December 31, 2009 at a rate of $500 per month and her outstanding stock options and other equity awards will continue to vest; and

•	Continuation of certain employee benefits for so long as Ms. Lucas remains employed with Solta Medical.

Letter Agreement and Consulting Agreement with Gary L. Wilson, Vice President of International Sales

In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Gary L. Wilson, our Vice President of International Sales, was December 31, 2008. On October 9, 2008, we entered into a letter agreement with Mr. Wilson addressing the terms of his separation from Solta Medical (the “Letter Agreement”). In addition, in connection with Mr. Wilson’s departure, we entered into a consulting agreement (the “Consulting Agreement”) with Mr. Wilson dated as of December 31, 2008. Pursuant to the terms of the Letter Agreement, Mr. Wilson will be entitled to receive the following benefits:

•

Continued receipt of monthly salary of $20,333.33 ($240,000 on an annualized basis) paid in accordance with Solta Medical’s normal payroll procedures through Mr. Wilson’s last day with Solta Medical, which was December 31, 2008;

•

If the Compensation Committee determines to pay bonuses to Solta Medical’s executive team, the same individual bonus amount Mr. Wilson would have otherwise received had Mr. Wilson remained employed as a Solta Medical executive through the date bonuses are otherwise paid to Solta Medical executives for performance in 2008, payable in a lump sum at the time bonuses, if any, are paid to Solta Medical executives;

•	If Mr. Wilson remains employed with Solta Medical through December 31, 2008, a transition bonus in the amount of $36,600, less applicable tax withholding;

•

In accordance with a Change of Control and Severance Agreement previously entered into between Solta Medical and Mr. Wilson effective as of June 16, 2008, a lump sum payment in the amount of $122,000 representing fifty percent (50%) of annual base salary and continuation of certain employee benefits for a period of up to six (6) months following termination;

•

Pursuant to the terms and conditions of the Consulting Agreement, Mr. Wilson will provide consulting services to Solta Medical from January 1, 2009 through December 31, 2009 at a rate of $500 per month and his outstanding stock options and other equity awards will continue to vest; and

•	Continuation of certain employee benefits for so long as Mr. Wilson remains employed with Solta Medical.

We have adopted a formal severance benefit plan for our full-time employees. The exact payment to any eligible employee is dependent on rank. The maximum possible payment to the highest ranking employees covered by the plan is equal to 12 weeks of severance pay and 3 months of COBRA coverage and outplacement services. Our Chief Executive Officer, and our Chief Financial Officer and our Executive Officers, whose change of control and severance agreements provide for separate and superior severance benefits, and our employees based outside the United States, are not eligible to participate in the plan. Each of our other full-time employees who is involuntarily terminated as a result of the following circumstances is eligible to participate in the plan:

•	a corporate reorganization;

•	a reduction in staff and selection for participation in the plan by our Chief Executive Officer; or

•	a closure or reorganization of a facility or operation.

Potential Payments Upon Termination or Change in Control

The following table lists our named executive officers and the estimated payments and benefits they would have become entitled to had their employment with us terminated without cause or resigns for good reason on December 31, 2008.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation	Value of Accelerated Equity(1)
Stephen J. Fanning	$900,000	$31,248	$82,752
John F. Glenn	265,000	23,544	24,367
Clint Carnell	300,000	23,544	27,585
Sherree L. Lucas(2)	—	—	—
Gary L. Wilson(3)	—	—	—

(1)	We estimate the value of acceleration of options and shares held by each of our named executive officers based on a share price of $1.37 per share as of December 31, 2008 and the number of options and shares held by each of our executive officers that were unvested as of December 31, 2008.
(2)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Sherree L. Lucas was December 31, 2008.
(3)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Gary L. Wilson was December 31, 2008.

The following table lists the named executive officers and the estimated amounts they would have become entitled to had their employment with us terminated as a result of the change of control of the Company on December 31, 2008.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation	Value of Accelerated Equity(4)
Stephen J. Fanning	$1,620,000	$31,248	$82,752
John F. Glenn	371,000	23,544	24,367
Clint Carnell	420,000	23,544	27,585
Sherree L. Lucas(5)	—	—	—
Gary L. Wilson(6)	—	—	—

(4)	We estimate the value of acceleration of stock options and shares held by each of our named executive officers under RSU awards based on a share price of $1.37 per share as of December 31, 2008 and the number of options and shares held by each of our executive officers that were unvested as of December 31, 2008.
(5)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Sherree L. Lucas was December 31, 2008.
(6)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Gary L. Wilson was December 31, 2008.

Equity Incentive Awards Outstanding as of December 31, 2008

The following table lists the outstanding option awards held by our named executive officers as of December 31, 2008.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Schedule
Stephen J. Fanning	31,250	118,750	$4.64	2/11/2018	(1)
	54,687	70,313	$9.05	3/19/2017	(1)
	72,309	29,775	1.90	2/7/2016	(1)
	636,458	13,542	1.90	2/2/2015	(2)

John F. Glenn	—	175,000	4.64	2/11/2018	(2)

Clint Carnell	22,916	77,084	4.64	2/11/2018	(1)
	13,125	16,875	9.05	3/19/2017	(1)
	93,010	28,125	1.90	10/5/2015	(2)

Sherree L. Lucas(4)	8,333	31,667	4.64	2/11/2018	(1)
	10,062	12,938	9.05	3/19/2017	(1)
	56,250	18,750	1.90	12/15/2015	(1)
	71,875	3,125	1.90	4/13/2015	(2)

Gary L. Wilson(5)	10,416	39,584	4.64	2/11/2018	(1)
	13,125	16,875	9.05	3/19/2017	(1)
	56,250	18,750	1.90	12/15/2015	(1)
	35,000	—	1.10	11/20/2013	(3)

(1)	The shares underlying this option vest 1/48 per month following the vesting commencement date.
(2)	The shares underlying this option vest 1/4 on the one year anniversary of the vesting commencement date and 1/48 per month thereafter.
(3)	The shares underlying this option are fully vested.
(4)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Sherree L. Lucas was December 31, 2008.
(5)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Gary L. Wilson was December 31, 2008.

Aggregated Option Exercises in 2008

The following table lists the options exercised by our named executive officers in 2008.

Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Stephen J. Fanning	—	—
John F. Glenn	—	—
Clint Carnell	—	—
Sherree L. Lucas(1)	—	—
Gary L. Wilson(2)	—	—

(1)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Sherree L. Lucas was December 31, 2008.
(2)	In connection with the completion of our acquisition of Reliant Technologies, the last day of employment of Gary L. Wilson was December 31, 2008.

Nonqualified Deferred Compensation

None of our named executive officers currently participates in a non-qualified defined contribution plan or other deferred compensation plan maintained by us.

Compensation Committee Interlocks and Insider Participation

Cathy L. McCarthy, Marti Morfitt, and Mark M. Sieczkarek are the current members of the compensation committee. No member of the Compensation Committee is an executive officer or former officer of ours. No executive officer of ours served on the board of directors of any entity whose executive officers included a director of ours.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management of Solta Medical, and based upon those discussions, the Committee has recommended to Solta Medical’s board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the undersigned members of the Compensation Committee.

Mark M. Sieczkarek, Chairman

Cathy L. McCarthy

Marti Morfitt

PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our board currently consists of eight directors, divided among the three classes designated as Class I, Class II and Class III of approximately equal size. The members of each class are usually elected to serve three-year terms with the term of office for each class ending in successive years.

The term of our Class III directors, Cathy L. McCarthy, Mark M. Sieczkarek and Eric B. Stang, expires at this Annual Meeting.

Cathy L. McCarthy, Mark M. Sieczkarek and Eric B. Stang have been nominated for election to the board to serve as our Class III directors until the 2012 Annual Meeting or until their successors have been elected and qualified.

Vote Required

The nominees for directors receiving the highest number of affirmative votes of the shares entitled to vote for him shall be elected as director. Votes withheld from a director are counted for purposes of determining the presence or absence of the quorum, but have no other legal effect.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR CLASS III DIRECTORS LISTED ABOVE.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2009. If our stockholders fail to ratify the Audit Committee’s selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

On April 29, 2009, PricewaterhouseCoopers LLP resigned as the independent registered public accounting firm for Solta Medical, Inc. PricewaterhouseCoopers LLP’s resignation will become final upon completion by PricewaterhouseCoopers LLP of its procedures on the Company’s interim financial statements as of and for the quarter ended March 31, 2009 and the filing of the related Form 10-Q.

The reports of PricewaterhouseCoopers LLP on Solta Medical, Inc.’s consolidated financial statements as of and for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2008 and 2007, and through April 29, 2009, there were no (a) disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter thereof in connection with its reports on the financial statements of Solta Medical, Inc. for such years, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2008 and 2007, and through April 29, 2009, the Company did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Fees Paid to Independent Registered Public Accounting Firm

The following information sets out the fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, during the fiscal years 2008 and 2007.

Service Category	2008	2007
Audit Fees	$1,234,358	$986,226
Audit-Related Fees	151,640	25,530
Tax Fees	25,000	47,938
All Other Fees	369,700	1,500

Total	$1,780,698	$1,061,194

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of the Company’s 2007 and 2008 financial statements, the audit of the Company’s 2007 internal control over financial reporting, the review of quarterly financial statements, and for services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements, such as advisory on Sarbanes-Oxley compliance; “tax services fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by the independent registered public accounting firm. Pursuant to this policy, all audit and non-audit services to be performed by the independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

All of the services provided by PricewaterhouseCoopers described in the table above were approved by the Audit Committee.

OTHER MATTERS

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our board intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the board of directors,

By:	/s/ Stephen J. Fanning
Stephen J. Fanning
Chairman, President and Chief Executive Officer and

Hayward, California

May 4, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SOLTA MEDICAL, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Solta Medical, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated May 4, 2009 and hereby appoints Stephen J. Fanning and John F. Glenn, each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2009 Annual Meeting of Stockholders of Solta Medical, Inc. to be held on June 4, 2009, at 9:00 a.m., local time, at Solta Medical’s offices located at 25881 Industrial Boulevard, Hayward, California 94545, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS III DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

1. Election of Directors	FOR	WITHHOLD

Class III Nominees:

CATHY L. MCCARTHY	☐	☐
MARK M. SIECZKAREK	☐	☐
ERIC B. STANG	☐	☐

2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Solta Medical for the fiscal year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES

SIGNATURE(S)                                                  SIGNATURE(S)                                                   Date:                                         , 2009

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Id the stock you are voting is registered in the name of two or more persons, each should sign. Persons signing in a fiduciary capacity should use their respective titles If shares are held by joint tenants or as community property, both parties should sign.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 4, 2009.

The Company’s Proxy Statement, form of proxy card and Annual Report on Form 10-K are available at http://phx.corporate-ir.net/phoenix.zhtml?c=178331&p=proxy.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM local time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail

http://www.voteproxy.com Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1 (800) 776-9437 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.